                                                                     Exhibit 3.5


                   DATED                               1997
                   ----------------------------------------



                            ALLIANCE RESOURCES PLC




                   ________________________________________
                             LOAN NOTE INSTRUMENT

                 constituting convertible non-interest bearing
                  subordinated unsecured loan notes 1997/2007
                           of Alliance Resources PLC

                   ________________________________________



                              ASHURST MORRIS CRISP
                                Broadwalk House
                                5 Appold Street
                                London  EC2A 2HA

                              Tel:  0171-638-1111
                              Fax:  0171-972-7990
                               ASC/PDG/A90200030

THIS LOAN NOTE INSTRUMENT is entered into by way of deed poll this . day of . 1997 by Alliance Resources PLC, a company registered in England and Wales with registered number 2532955 whose registered office is at Kingsbury House, 15-17 King Street, London, SW1Y 6QU (the "Company").


WHEREAS

(A) The Company has, by resolution of a duly authorised committee of its Board of Directors, passed on . 1997, created (Pounds)873,281.25 nominal amount of convertible, non-interest bearing, subordinated, unsecured loan notes 1997/2007, constituted as to 1,078,125 notes of 81p each, as unsecured, non-interest bearing, subordinated obligations of the Company, constituted as provided in this Loan Note Instrument.

(B) The Notes have been created in connection with, and will be issued in part consideration for, the ORRI Acquisition (as defined in the listing particulars relating to the Company dated . 1997).


NOW THIS LOAN NOTE INSTRUMENT WITNESSETH AND THE COMPANY HEREBY AGREES AND DECLARES AS FOLLOWS:-

1.   INTERPRETATION
     --------------

1.1 In this Loan Note Instrument and the schedules hereto, unless the context otherwise requires, the following expressions shall have the following meanings:-

     "business day"      means a day (other than a Saturday) on which banks are
                         open for the transaction of normal banking business in London;

     "Company Conversion           means the period commencing on the day
      Period"                      falling ten years from the date of this Loan
                                   Note Instrument and expiring on the day prior to the day falling ten years and six months from the date of this Loan Note Instrument;

     "Conditions"                  means the conditions set out in schedule 2,
                                   as they may from time to time be modified in accordance with the provisions of this Instrument;

     "Conversion Date"             shall have the meaning given in Condition
                                   7.1;

     "Conversion Rate"             means a rate of one Ordinary Share for one
                                   fully paid Note, as adjusted from time to time in the circumstances referred to and in the manner provided in the Conditions;

     "Directors"                   means the Board of Directors for the time
                                   being of the Company or a committee of the Board of Directors of the Company duly authorised to issue and call for payment under, and/or deal with all or certain matters relating to, the Notes;

     "Extraordinary Resolution"    means an extraordinary resolution of the
                                   Noteholders, as defined in paragraph 18 of
                                   schedule 4;

     "First Instalment"            means the first instalment of 80p credited as
                                   paid up on issue in respect of each Note;

     "Instrument"                  means this Instrument and the schedules
                                   hereto, as from time to time modified in accordance with the provisions of the Instrument;

     "Notes" means the (Pounds)873,281.25 nominal amount of convertible, non- interest bearing, subordinated, unsecured loan notes 1997/2007 of the Company, constituted as to 1,078,125 notes of 81p each, hereby constituted or (as the case may be) the amount thereof for the time being outstanding or (as the context may require) the principal monies represented by the same or a specific portion thereof;

     "Noteholders"                 means the several persons for the time being
                                   entered in the Register as the holders of the Notes;

     "Noteholder Conversion        means the period commencing on the date of
     Period"                       this Loan Note Instrument and expiring on the
                                   day prior to the commencement of the Company
                                   Conversion Period;

     "Ordinary Shares"             means issued and fully paid ordinary shares
                                   of 40p each in the capital of the Company or any other ordinary shares of the Company into which such shares may be converted, consolidated or sub-divided;

     "Register"                    means the register of holders of Notes kept
                                   by or on behalf of the Company; and

     "Second Instalment"           means the second instalment of 1p payable,
                                   subject to the Conditions, in respect of each Note.

1.2 Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include references to corporations, partnerships and other unincorporated associations or bodies of persons.

1.3 References to a Clause or Schedule are references to a clause of, or a schedule to, this Instrument.

1.4 References to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions.

1.5 Words and expressions not otherwise defined in this Instrument and which are defined in the Companies Act 1985 (as amended) bear the meanings ascribed to them respectively in that Act.

1.6 The contents table and the descriptive headings to Clauses and schedules are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Instrument.

1.7 The provisions contained in the schedules shall have effect as if they had been set out and incorporated in this Instrument.

2.   COVENANT TO COMPLY WITH THE TERMS OF THE NOTES
     ----------------------------------------------

2.1 The Company HEREBY COVENANTS with the Noteholders and each of them to comply with the terms of the Notes and to observe and perform the conditions, which conditions shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively.

2.2 By subscribing or purchasing or being a transferee of, or by applying or causing application to be made for registration as the holder of, any Note, a Noteholder agrees to be bound by the terms of this Instrument.

3.   AMOUNT OF THE NOTES
     -------------------

3.1 The total nominal amount of the Notes constituted by this Instrument is limited to (Pounds)873,281.25.

3.2 The Notes will be issued in registered form in denominations of 81p in nominal amount or integral multiples thereof.

4.   ALLOTMENT AND PAYMENT UP OF THE NOTES
     -------------------------------------

     The Notes shall be allotted credited as partly paid up as to the First Instalment paid on each Note. The Second Instalment shall be payable in accordance with Condition 2. On payment of the Second Instalment in respect of a Note, that Note shall become fully paid.

5.   INTEREST
     --------

     The Notes shall not bear interest.

6.   REPAYMENT
     ---------

     The Notes shall be repaid in accordance with Condition 5.

7.   STATUS OF THE NOTES AND SUBORDINATION
     -------------------------------------

7.1 The Notes represent a direct and unsecured obligation of the Company for the due and punctual payment of the principal in respect of them and for the performance of all the obligations of the Company with respect to them.

7.2 If whilst any Notes remain capable of being converted, the Company commences liquidation, whether voluntary or compulsory, the provisions of Condition 10 shall apply.

8.   CONVERSION
     ----------

     The Notes shall be convertible in accordance with Conditions 7 and 11.

9.   REGISTER
     --------

9.1 The Company shall cause a register to be maintained in respect of the Notes in accordance with the provisions of schedule 3.

9.2 The provisions relating to the Register set out in schedule 3 shall be deemed to be incorporated in this Instrument and shall be binding on the Company and the Noteholders and on all persons claiming through or under them respectively.

10.  TRANSFER
     --------

     The Notes will be transferable in accordance with schedule 3.

11.  NOTE CERTIFICATES
     -----------------

11.1 Every Noteholder will, subject to Clause 11.3, be entitled without charge to one partly paid Note certificate for the aggregate number of partly paid Notes held by him.

11.2 The Directors shall issue a fully paid Note certificate to any Noteholder who has made valid payment of the Second Instalment and delivered up his partly paid certificate.

11.3 Joint holders of Notes shall be entitled to one certificate only in respect of the Notes held by them jointly and such certificate shall be delivered to that one of the joint holders who is first named on the Register in respect of the joint holding or to such other person as the joint holders may in writing direct.

11.4 Certificates shall be sealed by the Company under its common seal or under its official seal kept by the Company pursuant to Section 40 of the Companies Act 1985 and will state the number of Notes held by the Noteholder. Partly paid and fully paid certificates shall be in or substantially in the form or to the effect set out in schedule 1, shall be certificated as being partly paid or fully paid as the case may be and shall be issued in respect of whole Notes only.

12.  NOTICES
     -------

12.1 Any notice or other document may be served on or delivered to any Noteholders by the Company or by the Directors, either personally or by sending it through the post in a prepaid cover addressed to such Noteholder at his registered address or at such other address as such Noteholder may have specified in writing to the Company or the Company's agent for the delivery of Certificates and/or other documentation relating to the Notes. Any notice or document served or delivered to the joint holder of any Notes whose name stands first in the Register in respect of such Notes shall be sufficient notice to or service on all the joint holders.

12.2 Notice may be given to the person(s) entitled to any Notes in consequence of the death or bankruptcy of any Noteholder by sending the same by post in a prepaid cover addressed to such person(s) by name or by the title of the representatives or trustees of such Noteholder at the address (if any) supplied for the purpose by or on behalf of such person(s) or (until such name and address are supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred.

12.3 Where a notice or other document is served or sent by first class post, service or delivery shall be deemed to be effected 24 hours after the time when the cover containing the same is posted in the case of service by first class post, or 48 hours after the time of posting in the case of service by second class post. In proving such service or delivery, it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

13.  MODIFICATION OF RIGHTS
     ----------------------

     All or any of the rights for the time being attached to the Notes may from time to time (whether or not the Company is being wound up) be altered or abrogated with the sanction of an Extraordinary Resolution. Such alteration or abrogation approved as aforesaid shall be effected by deed poll executed by the Company and expressed to be supplemental to this Loan Note Instrument. Modifications to this Loan Note Instrument which are of a formal, minor or technical nature, or made to correct a manifest error, or any modifications which the Directors consider appropriate may be effected by deed poll executed by the Company and expressed to be supplemental to this Loan Note Instrument and notice of such alteration or abrogation or modification shall be given by the Company to the Noteholders.

14.  GOVERNING LAW
     -------------

     This Instrument and the Notes shall be governed by and construed in accordance with English law and any disputes arising in respect thereof shall be subject to the jurisdiction of the English courts.



IN WITNESS whereof this Instrument has been executed as a deed the day and year first above written


Executed as a deed by                    )
Alliance Resources PLC                   )
acting by two of its                     )
directors/one of its                     )
directors and its secretary              )


                                         Director


                                         Director/Secretary

                                  SCHEDULE 1
                                 FORM OF NOTE

Certificate No.     Transfer No.             Date           Nominal Amount



                                                           (Pounds) ............

                            ALLIANCE RESOURCES PLC

                            ______________________

                      (Registered in England No. 2532955)


            CONVERTIBLE NON-INTEREST BEARING SUBORDINATED UNSECURED
                             LOAN NOTES 1997/2007

Issue of (Pounds)873,281.25 Unsecured Loan Notes 1997/2007 (the "NOTES"), created and issued by ALLIANCE RESOURCES PLC (the "COMPANY") pursuant to the Memorandum and Articles of Association of the Company and a resolution of the board of directors passed on . 1997.

THIS IS TO CERTIFY that                            of
is/are the registered holder(s) of (Pounds). in nominal amount of the above mentioned Notes which are constituted by an instrument made by the Company on . 1997 (the "INSTRUMENT") and are issued with the benefit of and subject to the provisions contained in the instrument and the conditions endorsed hereon.

Given under the Common Seal of the Company


Dated . 1997


Notes: (i)     Where the context so admits, words and expressions defined in the instrument shall bear the same respective meanings in the conditions endorsed hereon.

       (ii) The Notes are transferable in amounts or multiples of 81p. No transfer, whether of the whole or any part of the Notes comprised in this certificate, will be accepted for registration unless accompanied by this certificate and lodged at the registered office of the company.

       (iii) The Notes are repayable and convertible in accordance with the conditions endorsed hereon.

       (iv) The Notes represented by this certificate are [fully paid] [partly paid up as to 80p per Note].

                              NOTICE OF CONVERSION

To:       ALLIANCE RESOURCES PLC (the "COMPANY")

1. I/We, being the registered holder(s) of the Notes represented by this certificate, hereby give notice of my/our desire to convert into fully paid Ordinary Shares the whole (pounds). only/1/ of such Notes in accordance with the conditions applicable thereto.

2. I/We agree to accept all of the fully paid Ordinary Shares of the Company to be issued to me/us pursuant hereto subject to the Memorandum and Articles of Association of the Company. I/We desire all such Ordinary Shares to be registered in my/our name(s) and hereby authorise the entry of my/our name(s) in the Register of Members in respect thereof and the despatch of a certificate therefor by post at my/our risk to the person whose name and address is set out below or, if none is set out, to the registered address of the sole or first named holder.

3. I/We hereby authorise the despatch of a certificate for the balance (if any) of the Notes represented by this certificate which are not converted by post at my/our risk to the person whose name and address is set out below or, if none is set out, to the sole or first named holders at his/her registered address.

     Dated . .

     Signature(s) of Noteholder(s)/2/:


                                   _____________________________________________

                                   _____________________________________________

Name/3/:                           _____________________________________________


Address:                           _____________________________________________

___________________________

/1/ Delete or complete as appropriate. Conversion of part only is permitted in accordance with condition 7 and must be 81p or a multiple thereof. Only fully paid Notes may be converted. If no amount is inserted, all of such Notes will be converted.

/2/ In the case of joint holders ALL should sign. A body corporate should execute under its common seal or under the hand of some officer or attorney duly authorised in that behalf in which event the Note must be accompanied by the authority under which this notice is completed.

/3/ Please insert in BLOCK CAPITALS the name and/or the address of the person to whom you wish the Ordinary Share certificate and any balance certificate for Notes to be sent if it is different from that of the sole or first named Noteholder.

                                  SCHEDULE 2
                                THE CONDITIONS

1.   DEFINITIONS
     -----------

     Words and expressions defined in Clause 1 of the Instrument bear the same meanings when used in these Conditions.

2.   PAYMENT OF THE SECOND INSTALMENT
     --------------------------------

2.1 The Second Instalment on a Note may be paid at any time at the option of the relative Noteholder. Payment of the Second Instalment shall be a condition precedent to the right of a Noteholder to convert Notes into Ordinary Shares.

2.2 Payment of the Second Instalment must be made (without prejudice to the Company's right to accept late payment) on such date falling during the Company Conversion Period as the Company may notify to Noteholders by giving notice falling not less than 14 nor more than 28 days after the date of such notice. No interest will be payable on any amounts paid before their due date and such amounts will only be applied in payment of the Second Instalment on that date.

2.3 The Second Instalment is to be paid by lodging the partly paid Note certificate, together with a remittance for the full amount of the Second Instalment in pounds sterling made payable to the Company, at the registered office of the Company.

2.4 Until such time as the Second Instalment in respect of any Note is duly paid, the person(s) who is/are for the time being registered as the holder(s) of such Note shall be liable to the Company to pay the amount of the Second Instalment in respect of that Note.

3.   CONSOLIDATION
     -------------

     If the Second Instalment is not paid in accordance with paragraph 2.2 above following service of notice by the Company pursuant to such condition all partly paid Notes registered in the name of a Noteholder at such time will then be consolidated and sub- divided into the relevant number of fully paid Notes of 81p nominal whereupon such Noteholder's obligation to pay the Second Instalment shall cease.

4.   STATUS
     ------

     The Notes will constitute an unsecured, non-interest bearing, subordinated obligation of the Company in accordance with the provisions of the Instrument.

5.   REPAYMENT
     ---------

     Any Note which has not been converted prior to ., . 2007 [10 years and 6 months from issue] will be repaid on that date at an amount equal to twice its nominal amount if fully paid up and otherwise at an amount equal to twice the nominal amount paid up thereon.

6.   REPLACEMENT OF NOTE CERTIFICATES
     --------------------------------

     If any certificate be worn out, lost, stolen, mutilated or destroyed then a new certificate in lieu thereof may be issued to the person entitled to the Notes represented thereby without charge (other than exceptional out-of-pocket expenses) and on such terms as to evidence and indemnity as the Company may require. An entry as to the issue of a new certificate and as to the provision of an indemnity (if any) shall be made in the Register. Mutilated certificates must be surrendered before replacements will be issued.

7.   PROCEDURE ON CONVERSION AT THE OPTION OF THE NOTEHOLDERS
     --------------------------------------------------------

7.1 Each holder of fully paid Notes shall be entitled to require the Company to allot fully paid Ordinary Shares in accordance with paragraph 7.3 of this condition on any date (each, a "CONVERSION DATE") during the Noteholder Conversion Period in exchange for and in satisfaction of such nominal amount of fully paid Notes held by him as he may specify in the Conversion Notice (as defined below) (being an integral multiple of 81p nominal of Notes) at the rate (subject to adjustment in accordance with condition 8) of 40p nominal of ordinary share capital of the Company for every 81p nominal of fully paid Notes converted (such rate as so adjusted from time to time being hereinafter called the "CONVERSION RATE") provided that no Noteholder shall be entitled to allotment of a fraction of an Ordinary Share. The rights of conversion conferred by these conditions are hereinafter referred to as the "CONVERSION RIGHTS".

7.2 Such right shall be exercisable by the Noteholder concerned completing and signing the Conversion Notice printed on the Notes (the "CONVERSION NOTICE") in respect of which it is desired to exercise the Conversion Rights (or by completing such other form as the Directors may approve) and delivering the same together with such certificate, and such other evidence (if any) as the Company may reasonably require to prove the title of the person exercising the Conversion Rights, to the registered office of the Company so as to arrive at any time during the Noteholder Conversion Period. A Conversion Notice shall not be withdrawn without the consent in writing of the Company.

7.3 The Company will, not later than 14 days after such delivery, allot and issue to the Noteholder or his nominee(s) the nominal amount of Ordinary Shares credited as fully paid to which he or such nominee(s) shall be entitled by virtue of the exercise of his Conversion Rights and such allotment and issue shall be in full satisfaction and discharge of the principal amount of the Notes so converted.

7.4 The Company shall, not later than the expiry of 14 days next following a Conversion Date, send (or procure to be sent) free of charge to each Noteholder who has exercised his Conversion Rights or as otherwise directed a certificate for the Ordinary Shares arising on conversion together (if appropriate) with a certificate in respect of any balance of such

     Noteholder's holding of Notes in respect of which the Conversion Rights have not been exercised as aforesaid.

7.5 Ordinary Shares allotted on conversion will not rank for any dividends or other distributions declared, made or paid in respect of any financial year of the Company prior to the financial year in which the relevant Conversion Date falls, nor shall they rank for any dividends or other distributions declared, made or paid on a date (or by reference to a record date) prior to the relevant Conversion Date but, subject thereto, will rank pari passu in all other respects with the Ordinary Shares in issue at the relevant Conversion Date including ranking in full for all dividends and other distributions in respect of the financial year in which the relevant Conversion Date occurs provided that on any allotment falling to be made pursuant to paragraph 9.1 below the Ordinary Shares so to be allotted shall not rank for any dividends or other distributions declared, made or paid by reference to a record date prior to the date of allotment.

7.6 Application will be made to the London Stock Exchange for the Ordinary Shares allotted pursuant to any exercise of conversion rights to be admitted to the Official List and the Company will use all reasonable endeavours to obtain the admission thereof not later than 28 days after the relevant Conversion Date.

8.   CAPITALISATION ISSUES
     ---------------------

     Upon any allotment of fully paid Ordinary Shares pursuant to a capitalisation of profits or reserves to any holders of Ordinary Shares on the register on a record date being a date on which any Notes remain capable of being converted, or upon any consolidation or sub- division of the Ordinary Shares whilst any Notes remain capable of being converted, the nominal amount of ordinary share capital of the Company to be issued in respect of each 81p nominal of Notes converted on any Conversion Date following such record date shall be increased or, as the case may be, decreased in due proportion (as certified by the auditors of the Company acting as experts and not as arbitrators and whose certificate shall, save for any manifest error, be conclusive and binding on all concerned). No adjustment shall be made in the Conversion Rate by reason only of the issue by the Company to a holder of Ordinary Shares in lieu, in whole or in part, of any cash dividend of fully paid Ordinary Shares by way of capitalisation of an amount standing to the credit of the profit and loss account or other reserves.

9.   OFFERS AND INVITATIONS
     ----------------------

9.1 If, whilst any Notes remain capable of being converted, the Company makes any offer or invitation (whether by rights issue, rights offer or otherwise but not being an offer of shares in lieu of a cash dividend payment) to the holders of Ordinary Shares in their capacity as such, or any offer or invitation is made to such holders otherwise than by the Company, then the Company shall, as far as it is able, procure that at the same time the same offer or invitation is made to the then Noteholders as if their conversion rights had been exercisable and had been exercised on the day immediately preceding the date (or record date) of such offer or invitation on the terms (subject to any adjustment pursuant to paragraph 8 above) on which the same could have been exercised on the basis then applicable provided that, if the Directors shall so resolve, in the case of any offer or invitation made by the Company, the Company shall not be required to procure that the same offer or invitation is made to the Noteholders but the Conversion Rate shall be adjusted accordingly. The Company will procure that the auditors for the time being of the Company will certify in writing the appropriateness of the adjustments.

9.2 If, whilst any of the Notes remain capable of being converted, any offer is made to all (or, as nearly as practicable, all) the holders of the ordinary share capital of the Company (or to all, or as nearly as practicable all, such holders other than the offeror and/or any company controlled by the offeror and/or persons associated or acting in concert with the offeror) to acquire the whole or any part of the ordinary share capital of the Company and the Company becomes aware that the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror and/or any company controlled by the offeror and/or persons associated or acting in concert with the offeror the Company shall give notice of that fact in writing to all Noteholders within 14 days of its becoming aware of the same. Upon the expiry of 60 days immediately following the date of such notice all outstanding Notes in respect of which a Conversion Notice has not been served shall, if not fully paid, be consolidated in accordance with paragraph 3 and shall be treated as if a Conversion Notice in respect of all such Notes had been duly served 14 days prior to the expiry of such period.

10.  LIQUIDATION

     If, whilst any Notes remain capable of being converted, the Company commences liquidation, whether voluntary or compulsory, the Company shall forthwith give (or procure to be given) notice in writing to Noteholders of such liquidation and, in reasonable detail, of the rights of Noteholders hereunder as a result thereof. Thereupon, each Noteholder shall be deemed in respect of the whole of his Notes to have given notice to the Company to be treated as if a Conversion Date had occurred on the day immediately preceding the date of such commencement and his Conversion Rights had been exercisable and exercised as at that date at the Conversion Rate then applicable. Thereupon, the Noteholder so electing shall be entitled, in lieu of the payments which would otherwise be due in respect of his Notes, to participate in the assets available in the liquidation, if any, pari passu with the holders of Ordinary Shares as if he were the holder of the Ordinary Shares (including any fractional entitlement) to which he would have become entitled by virtue of such conversion.

11.  CONVERSION AT THE OPTION OF THE COMPANY

     At any time during the Company Conversion Period, the Company shall be entitled by not less than 14 days' notice in writing to Noteholders (a "COMPULSORY CONVERSION NOTICE") to convert, on the expiry date of such Compulsory Conversion Notice, the whole (but not part only) of the Notes into Ordinary Shares at the Conversion Rate applicable on such expiry date and in the event of such notice being given as aforesaid the holding of such Notes of each Noteholder shall be automatically converted at such rate on such expiry date. For the purposes of this condition 11 such expiry date shall be deemed to be a Conversion Date and the provisions of these conditions shall apply to any conversion hereunder accordingly.

12.  NO CONVERSION OF PARTLY PAID NOTES

     No Notes other than fully paid Notes shall be capable of conversion. Provided however that a holder of partly paid Notes may convert such Notes, if they are then convertible, in accordance with paragraph 7 above by tendering payment in full of the Second Instalment with the Conversion Notice. This paragraph shall be without prejudice to the rights of the Company under paragraph 3 above.

13.  RESTRICTIONS

     So long as any Notes remain capable of being converted then, except with such sanction or consent as is required under these conditions for any modification, abrogation or compromise of the rights of Noteholders, the Company undertakes (so far as it is lawfully able) to each of the Noteholders that:-

     (a) the Company shall keep available for issue sufficient authorised but unissued share capital to satisfy in full (without the need for the passing of any resolution by shareholders) all conversion rights remaining exercisable;

     (b) the Company shall not issue any Ordinary Shares credited as fully paid by way of capitalisation of profits or reserves nor make any such offer as is referred to in paragraph 9.1 above if as a result the Company would on any subsequent exercise of the conversion rights be obliged to issue Ordinary Shares at a discount.

14.  GENERAL

14.1 The Company will concurrently with the issue of the same to holders of Ordinary Shares send to each Noteholder (or, in the case of joint holders, to the first named) a copy of each published annual report and accounts of the Company and unaudited interim report of the Company together with all documents required by law to be annexed thereto, and copies of every statement, notice or circular issued to holders of Ordinary Shares.

14.2 Any determination or adjustment made pursuant to these terms and conditions by the auditors of the Company shall be made by them as experts and not arbitrators and shall be final and binding on the Company and all Noteholders.

                                   SCHEDULE 3
                         PROVISIONS AS TO THE REGISTER

1.   REGISTER OF NOTES

1.1 The Company shall cause a register to be maintained at the registered office of the Company showing the amount of the Notes for the time being issued, the date of issue and the amount of Notes for the time being outstanding, the names and addresses of the Noteholders, the nominal amounts of the Notes held by them respectively and all transfers or changes of ownership of the Notes.

1.2 Any change of name or address on the part of any holder of Notes shall forthwith be notified by the holder to the Company and the Company shall alter the Register accordingly.

2.   RECOGNITION OF NOTEHOLDER AS ABSOLUTE OWNER

2.1 Except as required by law, the Company will recognise the registered holder of any Notes as the absolute owner thereof and shall not (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust, whether express, implied or constructive, to which any Notes may be subject and the Company may accept the receipt of the registered holder for the time being of any Notes, or in the case of joint registered holders the receipt of any of them, for the principal moneys payable in respect thereof or for the interest from time to time accruing due in respect thereof or for any other moneys payable in respect thereof as a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such Notes, interest or moneys.

2.2 If a warrant in payment of any amounts due to the registered holders of any Notes, made payable and despatched in accordance with the conditions, is encashed such encashment shall be deemed to be a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such moneys.

2.3 No notice of any trust, express, implied or constructive, shall (except as by statute provided or as required by order of a court of competent jurisdiction) be entered in the Register in respect of any Notes.

3.   EXCLUSION OF EQUITIES

     The Company will recognise every holder of Notes as entitled to his Notes free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Notes.

4.   TRANSFERABILITY OF NOTES

4.1 Every holder of Notes will be entitled (subject as hereinafter provided) to transfer the same or any part (being an amount or integral multiple of 81p) by an instrument in writing in the usual or common form or such other form as the Company may accept. There shall not be included in any instrument of transfer any notes other than the Notes constituted by the Instrument.

4.2 Every instrument of transfer must be signed by the transferor or where the transferor is a corporation given under its common seal or signed on its behalf by a duly authorised officer or agent and the transferor shall remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register in respect thereof.

4.3 Every instrument of transfer must be lodged for registration at the place where the Register shall for the time being be kept accompanied by the certificate for the Notes all or part of the nominal amount of which is to be transferred and such other evidence as the Directors or other officers of the Company authorised to deal with transfers may require to prove the title of the transferor or his right to transfer the Notes and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person signing the same.

4.4 No transfer shall be registered of Notes in respect of which a notice requiring repayment has been given.

4.5 All instruments of transfer which shall be registered may be retained by the Company.

4.6 Notwithstanding any other provision contained herein, for so long as any Regulated Entity holds any Notes which, upon conversion to Ordinary Shares, would result in such Regulated Entity holding more than 5% of the outstanding Ordinary Shares, such Regulated Entity may only transfer such Notes under the following circumstances: (i) in a widely distributed public offering; (ii) in a transfer pursuant to Rule 144 under the United States of America ("U.S.") Securities Act of 1933, as amended, or any similar rule then in force; (iii) in a transfer where the Ordinary Shares underlying the Notes being transferred represent two percent or less of the outstanding Ordinary Shares; (iv) in a transfer to a person if such person already owns or has negotiated to purchase at least a majority of the Ordinary Shares (not including the transfer from the Regulated Entity); (v) in a transfer to the Company; (vi) in a transfer to an affiliate of such holder or any other Regulated Entity (as defined below); or (vii) in any other transfer permitted by the Board of Governors of the Federal Reserve System of the U.S.

     Once such Regulated Entity holds Notes and Ordinary Shares which, after conversion of such Notes, would constitute 5.0% or less of the outstanding Ordinary Shares, the foregoing restrictions on transfer shall cease to apply.

     "Regulated Entity" means (i) any entity that is a "bank holding company" (as defined in Section 2(a) of the U.S. Bank Holding Company Act 1956, as amended, (the "BHC Act")) or any non-bank subsidiary of such an entity or
     (ii) any entity that, pursuant to

     Section 8(a) of the U.S. International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act or any non-bank subsidiary of such an entity.

4.7 The Company shall be entitled to impose such conditions and restrictions on transfer as it may from time to time determine are reasonably necessary for the purpose of complying with relevant securities laws of the United States.

5.   NO FEE FOR REGISTRATION OF TRANSFERS

     No fee shall be charged for the registration of any transfer or for the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any Notes.

6.   DEATH OR BANKRUPTCY OF NOTEHOLDERS

6.1 The executors or administrators of a deceased Noteholder (not being one of several joint holders) shall be the only persons recognised by the Company as having any title to or interest in such Note.

6.2 In the case of the death of any of the joint holders of a Note the survivors or survivor will be the only persons or person recognised by the Company as having any title to or interest in such Note.

6.3 Any person becoming entitled to Notes in consequence of the death or bankruptcy of any Noteholder or of any other event giving rise to the transmission of such Notes by operation of law may, upon producing such evidence that he sustains the character in respect of which he proposes to act under this paragraph or of his title as the Directors shall think sufficient, be registered himself as the holder of the Note or subject to the preceding paragraphs may transfer the Note.

7.   RECEIPT OF JOINT HOLDERS

     If several persons are entered in the register as joint registered holders of any Notes then, without prejudice to paragraph 2 above, the receipt of any one of such persons for any interest or principal or other moneys payable in respect of such Notes shall be as effective a discharge to the Company as if the person signing such receipt were the sole registered holder of such Notes.

8.   THE REGISTER

8.1 A Noteholder and any person authorised by him may at all reasonable times during office hours inspect the Register and upon payment of a reasonable charge take copies of, or extracts from, the Register or any part of it.

                                     - 17

8.2 The Register may be closed by the Company for such periods and at such times (not exceeding 30 business days in any one year) as it may think fit and during such period the Company shall be under no obligation to register transfers of the Notes.

9.   REPLACEMENT OF CERTIFICATES

     If the certificate for any Notes is lost, defaced or destroyed, it may be renewed, on such terms (if any) as to evidence and indemnity as the Directors may require, but so that in the case of defacement the defaced certificate shall be surrendered before the new certificate is issued.

10.  RISK TO NOTEHOLDERS

     All certificates, other documents and remittances sent through the post shall be sent at the risk of the Noteholders entitled thereto.

                                   SCHEDULE 4
                     PROVISIONS FOR MEETINGS OF NOTEHOLDERS

1.   CALLING OF MEETINGS

     The Company at any time may, and shall upon the request in writing signed by Noteholders holding not less than one-tenth in nominal value of the Notes for the time being outstanding, convene a meeting of the Noteholders. Every such meeting and every adjourned meeting shall be held at the registered office of the Company for the time being or such other place as the Company may specify.

2.   NOTICE OF MEETINGS

     At least 21 days' notice (exclusive of the day on which the notice is given or deemed to be given and the day on which the meeting is to be held) specifying the day, time and place of meeting shall be given to the Noteholders of any meeting of the Noteholders. Any such notice shall specify the terms of the resolutions to be proposed and shall include a statement to the effect that proxies may be appointed in accordance with the provisions of paragraph 15 of this schedule. No amendment (other than an amendment to correct a typographical or manifest error) may subsequently be made to the resolution(s) specified in the notice of meeting. The accidental omission to give notice to, or the non-receipt of notice by, any of the Noteholders shall not invalidate the proceedings at any meeting.

3.   CHAIRMAN OF MEETINGS

     Such person (who may, but need not, be a Noteholder) nominated in writing by the Company shall be entitled to take the chair at every such meeting or adjourned meeting. If at any meeting or adjourned meeting no person shall be nominated or the person nominated shall not be present within 15 minutes after the time appointed for the holding of such meeting or adjourned meeting the Noteholders present shall choose one of their number to be chairman.

4.   QUORUM AT MEETINGS

     At any such meeting two or more persons present in person (not being the Company, any person directly or indirectly under the control of the Company or any nominees thereof) or by proxy holding Notes or being proxies and being or representing in the aggregate the holders of a majority in nominal amount of the Notes then outstanding and not held by or on behalf of the Company shall form a quorum for the transaction of business and no business (other than the choosing of a chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business.

5.   ABSENCE OF QUORUM

     If within half an hour from the time appointed for any such meeting a quorum is not present, the meeting shall, if convened upon the requisition of Noteholders, be dissolved.

     In any other case, the meeting shall stand adjourned for such period, not being less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman. At such adjourned meeting two or more persons present in person or by proxy (not being the Company, any person directly or indirectly under the control of the Company or any nominee thereof) holding Notes or being proxies (whatever the nominal amount of the Notes which they hold or represent) shall form a quorum and shall have the power to pass any resolution and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting.

6.   NOTICE OF ADJOURNED MEETINGS

     At least ten days' notice of any meeting adjourned through want of a quorum shall be given in the same manner as of an original meeting and such notice shall state the quorum required at such adjourned meeting. Subject as aforesaid it shall not be necessary to give any notice of an adjourned meeting.

7.   ADJOURNMENT OF MEETINGS

     The chairman may with the consent of (and shall if directed by) any meeting adjourn the same from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

8.   RESOLUTION ON A SHOW OF HANDS OR POLL

     Every question submitted to a meeting shall be decided in the first instance by a show of hands, and unless a poll is demanded (before or on the declaration of the result of the show of hands) by the chairman, the Company or by one or more persons holding Notes or being proxies and being or representing in the aggregate the holders of not less than one-twentieth of the nominal amount of the Notes then outstanding and not held by or on behalf of the Company, a declaration by the chairman that the resolution has been carried, or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

9.   MANNER OF TAKING POLL

     If at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

10.  TIME FOR TAKING POLL

     Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

11.  PERSONS ENTITLED TO ATTEND AND VOTE

     Any persons duly authorised by the Company including without limitation the Directors, the secretary or the Company's auditors or legal or financial advisers shall be entitled to attend and speak at any meeting of the Noteholders and any other person authorised in that behalf by the Directors. Save as aforesaid no person shall be entitled to attend or vote at any meeting of the Noteholders unless he is registered as a holder of Notes or he produces written evidence of his appointment as a representative pursuant to paragraph 20 or is a proxy. No votes may be exercised in respect of Notes held by or for the account of the Company or anyone directly or indirectly under the control of it, but this shall not prevent any proxy from being a director, officer or representative of, or otherwise connected with the Company.

12.  VOTES

12.1 Subject as provided in paragraph 11 above, at any meeting:-

     (a) on a show of hands every Noteholder who (being an individual) is present in person or by proxy or (being a corporation) is present by its representative duly authorised in accordance with paragraph 20 below or its proxy, shall have one vote; and

     (b) on a poll every person who is so present shall have one vote in respect of every 81p nominal of Notes of which he is the holder or in respect of which he is a proxy or a representative.

12.2 Without prejudice to the obligations of any proxies any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

13.  VOTES OF JOINT HOLDERS

     In the case of the joint holders of Notes the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the name stands in the Register.

14.  CASTING VOTE OF CHAIRMAN

     In the case of an equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Noteholder or as a proxy or as a representative.

15.  APPOINTMENT OF PROXY

15.1 Proxies named in any Form of Proxy (as defined below) or block voting instruction need not be Noteholders.

15.2 A Noteholder may by instrument in writing (a "FORM OF PROXY") appoint a proxy. The Form of Proxy shall be signed by the appointor or his attorney duly authorised in writing or if the appointor is a corporation either under the common seal or under the hand of an officer or attorney so authorised. The Company may, but shall not be bound to, require evidence of the authority of any such officer or attorney.

15.3 A Form of Proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power or authority shall be deposited at such place as the Company may, in the notice convening the meeting, direct or, if no such place is appointed, then at the registered office of the Company not less than 48 hours before the time appointed for holding the meeting at which the person named in the Form of Proxy proposes to vote and in default the Form of Proxy shall not be treated as valid. No Form of Proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution.

15.4 A Form of Proxy may be in any usual or common form or in any other form which the Company shall approve. A proxy shall, unless the contrary is stated therein and subject to paragraph 15.3 above and paragraph 15.5 below, be valid as well for any adjournment of the meeting as for the meeting to which it relates and need not be witnessed.

15.5 A vote given in accordance with the terms of a Form of Proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed provided that no intimation in writing of such death insanity or revocation shall have been received by the Company at its registered office before the commencement of the meeting or adjourned meeting for the time being at which the proxy is used.

16.  POWERS OF MEETINGS OF NOTEHOLDERS

     A meeting of the Noteholders shall in addition to all other powers (but without prejudice to any powers conferred on other persons in the instrument) have the following powers exercisable only by Extraordinary Resolution namely:-

16.1 to sanction any proposal by the Company for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Noteholders against the Company whether such rights shall arise under the conditions, the instrument or otherwise;

16.2 to assent to any modification or abrogation of the conditions and of the provisions of these presents which shall be proposed by the Company and to authorise the Company to execute an instrument supplemental to this instrument embodying any such modification or abrogation; and

16.3 to appoint any persons (whether Noteholders or not) as a committee or committees to represent the interests of the Noteholders and to confer upon such committee or committees any powers or discretions which the Noteholders could themselves exercise by Extraordinary Resolution.

17.  EXTRAORDINARY RESOLUTION BINDING ON ALL NOTEHOLDERS

     An Extraordinary Resolution passed at a meeting of the Noteholders duly convened and held in accordance with this instrument shall be binding upon all the Noteholders whether present or not at such meeting and each of the Noteholders shall be bound to give effect thereto accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances of any such resolution justify the passing thereof.

18.  DEFINITION OF EXTRAORDINARY RESOLUTION

     The expression "EXTRAORDINARY RESOLUTION" when used in this instrument means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions contained herein by a majority consisting of not less than 51 per cent of the persons voting thereat upon a show of hands or, if a poll is demanded, then by a majority consisting of not less than 51 per cent of the votes cast thereon.

19.  MINUTES OF MEETINGS

     Minutes of all resolutions and proceedings at every meeting shall be made and duly entered in books to be from time to time provided for that purpose by the Company and any such minutes, if they purport to be signed by the chairman of the meeting at which such resolutions were passed or proceedings were transacted or by the chairman of the next succeeding meeting of the Noteholders, shall be conclusive evidence of the matters therein contained and, until the contrary is proved, every meeting in respect of which minutes of the proceedings have been made and signed as aforesaid shall be deemed to have been duly held and convened and all resolutions passed or proceedings transacted thereat to have been duly passed and transacted.

20.  CORPORATE REPRESENTATIVES

     Any company or corporation which is a holder of Notes may by resolution of its directors or other governing body authorise any person to act as its representative at any meeting of Noteholders and such representative shall be entitled to exercise the same powers on behalf of the company or corporation which he represents as if he were the holder of Notes.

21.  RESOLUTIONS IN WRITING

     A resolution in writing proposed by the Company and signed by the holders of not less than 51 per cent in nominal amount of the Notes then in issue (other than Notes held by or for the account of the Company) shall have effect in the same manner as an

     Extraordinary Resolution of Noteholders duly passed at a meeting duly convened and held. Such resolution in writing may be contained in one document or in several documents in like form, each signed by one or more Noteholders.

22.  CONSENT OF COMPANY

     Notwithstanding anything in this instrument to the contrary, no resolution shall be effective which would increase any obligation of the Company under the instrument without the written consent of the Company.

CONTENTS

Clause                                                                      Page
1.   INTERPRETATION                                                            1

2.   COVENANT TO COMPLY WITH THE TERMS OF THE NOTES                            3

3.   AMOUNT OF THE NOTES                                                       3

4.   ALLOTMENT AND PAYMENT UP OF THE NOTES                                     3

5.   INTEREST                                                                  3

6.   REPAYMENT                                                                 3

7.   STATUS OF THE NOTES AND SUBORDINATION                                     4

8.   CONVERSION                                                                4

9.   REGISTER                                                                  4

10.  TRANSFER                                                                  4

11.  NOTE CERTIFICATES                                                         4

12.  NOTICES                                                                   5

13.  MODIFICATION OF RIGHTS                                                    5

14.  GOVERNING LAW                                                             5

SCHEDULE 1
Form of Note                                                                   7

SCHEDULE 2
The Conditions                                                                 9

SCHEDULE 3
Provisions as to the Register                                                 14

SCHEDULE 4
Provisions for Meetings of Noteholders                                        18